SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.            )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under Rule 14a-12

CONCORD EFS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

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CONCORD EFS, INC.

Notice of Annual Meeting of Stockholders

To the Stockholders of Concord EFS, Inc.:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Concord EFS, Inc., which will be held at Colonial Country Club, 2736 Countrywood Parkway, Memphis, Tennessee on May 22, 2003. The meeting will start at 9:30 a.m. local time. On the ballot at this year’s meeting are proposals for the election of twelve directors and a stockholder proposal regarding expensing the costs of future stock options issued by Concord.

To conduct the meeting, holders of the majority of the shares of common stock issued, outstanding, and entitled to vote on April 1, 2003 must be present in person or represented by proxy at the meeting. Your shares will be counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone, or mail.

Whether or not you plan to attend the meeting in person, we urge you to vote your shares via the telephone or the Internet or by marking, signing, dating, and returning the proxy card promptly in the enclosed postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card.

This notice, the Proxy Statement, and the form of proxy are first being mailed to stockholders on or about April 30, 2003.

By Order of the Board of Directors

J. Richard Buchignani

Secretary

April 21, 2003

CONCORD EFS, INC.

2525 Horizon Lake Drive, Suite 120

Memphis, Tennessee 38133

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Concord EFS, Inc. of proxies for use at our Annual Meeting of Stockholders to be held on May 22, 2003 at Colonial Country Club, 2736 Countrywood Parkway, Memphis, Tennessee and any adjournments thereof. The meeting will start at 9:30 a.m. local time. Shares as to which proxies have been executed will be voted as specified in the proxies. A proxy may be revoked at any time by notice in writing received by the Secretary of Concord before it is voted.

Our only issued and outstanding class of voting securities is our common stock, par value $0.33 1/3 per share. Each stockholder of record is entitled to one vote for each share registered in that stockholder’s name on April 1, 2003. As of that date, 486,483,143 shares of our common stock were issued and outstanding, and approximately 66,300 stockholders held our common stock.

A majority in interest of the outstanding shares, whether represented at the meeting in person or by proxy, shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions, and broker “non-votes” are counted as present or represented for purposes of determining whether a quorum is present for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal, because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. At the Annual Meeting, the voting will be by ballot.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of April 1, 2003, the ownership of our common stock by each person who is known to us to own beneficially more than 5% of our outstanding common stock, by each director, by each executive officer named in the summary compensation table, and by all of our directors and executive officers as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(1)
Richard P. Kiphart, Chairman of the Board	8,539,267(2)	1.8%

Dan M. Palmer, Director and Co-Chief Executive Officer	13,881,552(3)	2.8%

Bond R. Isaacson, Director and Co-Chief Executive Officer	—

Edward A. Labry III, Director and President	12,537,034(4)	2.5%

Christopher S. Reckert, Senior Vice President, Chief Marketing Officer, and President of Payment Services	406,742(5)	*

Edward T. Haslam, Senior Vice President, Chief Financial Officer, and Treasurer	249,750(6)	*

Ronald V. Congemi, Senior Vice President and President of Network Services	231,250(7)	*

J. Richard Buchignani, Director, Vice-Chairman of the Board, General Counsel, and Secretary	96,673(8)	*

Douglas C. Altenbern, Director	95,485(9)	*

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(1)
Richard M. Harter, Director	229,325(10)	*

Jerry D. Mooney, Director	235,373(11)	*

Dr. Shirley Raines, Director	—

George F. Raymond, Director	—

Arthur N. Seessel III, Director	750	*

Paul L. Whittington, Director	145,311(12)	*

All officers and directors as a group (21 persons)	37,155,187(13)	7.2%

Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	28,088,700(14)	5.8%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	30,864,600(15)	6.3%

William Blair & Company, L.L.C. 222 W. Adams Street Chicago, Illinois 60606	27,335,318(16)	5.6%

* Less than one percent.

(1)	Percentage ownership is based on 486,483,143 shares issued and outstanding as of April 1, 2003, plus the number of shares subject to options exercisable within 60 days after April 1, 2003 by the person or the aggregation of persons for which such percentage ownership is being determined.

(2)	Shares owned include 103,125 shares covered by stock options exercisable within 60 days after April 1, 2003 and 118,992 shares held by Mr. Kiphart’s child.

(3)	Shares owned include 13,841,552 shares covered by stock options exercisable within 60 days after April 1, 2003. Such number includes 3,000,000 options held by a family entity, as to which Mr. Palmer disclaims beneficial ownership.

(4)	Shares owned include 12,445,148 shares covered by stock options exercisable within 60 days after April 1, 2003.

(5)	Shares owned include 388,742 shares covered by stock options exercisable within 60 days after April 1, 2003.

(6)	Shares owned include 248,750 shares covered by stock options exercisable within 60 days after April 1, 2003.

(7)	Shares owned are covered by stock options exercisable within 60 days after April 1, 2003.

(8)	Shares owned include 72,125 shares covered by stock options exercisable within 60 days after April 1, 2003 and 9,006 shares held by Mr. Buchignani’s children.

(9)	Shares owned include 76,125 shares covered by stock options exercisable within 60 days after April 1, 2003.

(10)	Shares owned include 91,875 shares covered by stock options exercisable within 60 days after April 1, 2003.

(11)	Shares owned include 42,524 shares held by Mr. Mooney’s spouse and an additional 60,724 shares owned by a corporation owned by Mr. Mooney’s spouse, as to all of which Mr. Mooney disclaims beneficial ownership. Shares owned include 132,125 shares covered by stock options exercisable within 60 days after April 1, 2003.

(12)	Shares owned include 132,125 shares covered by stock options exercisable within 60 days after April 1, 2003.

(13)	Shares owned include 28,265,846 shares covered by stock options exercisable within 60 days after April 1, 2003.

(14)	The number of shares owned is based on a Schedule 13G filed on February 10, 2003 by Capital Group International, Inc. (“Capital Group”) reflecting ownership as of December 31, 2002. Such number of shares includes 25,801,600 shares for which Capital Group has sole voting power. Capital Group disclaims beneficial ownership of 28,088,700 shares.

(15)	The number of shares owned is based on a Schedule 13G filed on February 10, 2003 by Capital Research and Management Company (“Capital Research”) reflecting ownership as of December 31, 2002. Capital Research disclaims beneficial ownership of 30,864,600 shares.

(16)	The number of shares owned is based on an amended Schedule 13G filed on February 14, 2003 by William Blair & Company, L.L.C. (“Blair”), reflecting ownership as of December 31, 2002. The amended Schedule 13G provides that such number of shares includes 13,343,761 shares beneficially owned by principals of Blair with respect to which Blair disclaims beneficial ownership, and 13,991,557 shares held in client accounts at Blair with respect to which Blair disclaims beneficial ownership. Excluding Mr. Kiphart’s direct and indirect stock holdings of 8,436,142 shares from the amount listed on the amended Schedule 13G, Blair’s beneficial ownership would be 18,899,176 shares or 3.9% of shares outstanding.

PROPOSALS TO BE VOTED UPON

ITEM 1—ELECTION OF DIRECTORS

At the Annual Meeting, twelve directors are to be elected to serve until their successors are elected and qualify (or until their earlier resignation or removal). All twelve of the nominees listed below are now members of our Board of Directors. Our Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve. In the event that any nominee should be unwilling to serve or not be available, the persons named in the proxies will vote for the others and may vote for a substitute for such nominee.

The following table provides information regarding each nominee recommended by our Board of Directors. There are no family relationships among the nominees or between the nominees and our executive officers. Also, there is no arrangement or understanding between any nominee and any other person pursuant to which he or she is to be selected as a director or nominee.

Nominees and Ages	Office(s) with Concord, Business Experience, Other Public Company Directorships, and Year First Elected Director
Richard P. Kiphart (61)^

Mr. Kiphart has been a director of Concord since March 1997. Mr. Kiphart was named Chairman of the Board in February 2003. Since 1972, he has been a Principal of William Blair & Company, L.L.C., a broker dealer and investment advisory firm, and head of that firm’s Corporate Finance Department since 1995. Mr. Kiphart is a director of Photo Control Corp. and Advanced Biotherapy, Inc.

Dan M. Palmer (60)^

Mr. Palmer has been a director of Concord since May 1987 and was named Chief Executive Officer of Concord in 1990 and Co-Chief Executive Officer in February 2003. In 1982 Mr. Palmer founded Union Planters National Bank’s Electronic Fleet Systems operation, which was acquired by Concord in 1985. Mr. Palmer served as Chairman of Concord’s Board of Directors from 1991 to February 2003.

Nominees and Ages	Office(s) with Concord, Business Experience, Other Public Company Directorships, and Year First Elected Director
Bond R. Isaacson (45)

Mr. Isaacson joined Concord in September 2002 as Executive Vice President and became Co-Chief Executive Officer and director of Concord in February 2003. Prior to Concord, Mr. Isaacson was Payments Executive for Bank of America Corporation, which he joined in 2001. Previously, he held various senior positions at Visa USA, including Executive Vice President of Sales and Integrated Solutions and President of e-Visa, Visa’s Internet division. Prior to joining Visa, Mr. Isaacson held various senior positions at IBM Corporation, including Financial Services Marketing Executive. Mr. Isaacson serves as an advisor to Touch Credit Corp.

Edward A. Labry III (40)	Mr. Labry has been a director of Concord since September 1993. Mr. Labry joined Concord in 1985, became Chief Marketing Officer in 1990, and was named President of Concord in 1994.

J. Richard Buchignani (54)

Mr. Buchignani has been a director of Concord since August 1992. Mr. Buchignani joined Concord in September 2002 as Vice Chairman and General Counsel and became Assistant Secretary in October 2002 and Secretary in February 2003. Prior to joining Concord, Mr. Buchignani was a partner in the Memphis, Tennessee office of the law firm of Wyatt, Tarrant & Combs, LLP, one of the firms that provides legal services to Concord.

Douglas C. Altenbern (66)#

Mr. Altenbern has been a director of Concord since February 1998. In 1989 Mr. Altenbern founded Argosy Network Corporation, and in 1993 he founded Pay Systems of America, Inc., a payroll services company, of which he served as Chairman and Chief Executive Officer through December 1996. Mr. Altenbern is currently a private investor.

Richard M. Harter (66)*^

Mr. Harter has been a director of Concord since its formation and served as Secretary of Concord until February 2003. From 1969 through 2001, Mr. Harter was a partner in Bingham McCutchen LLP, one of the firms that provided legal services to Concord. Mr. Harter now serves as of counsel to that firm. From September 2002 through December 2002, Mr. Harter served as Interim President of the Chicago Theological Seminary.

Jerry D. Mooney (49)*#

Mr. Mooney has been a director of Concord since August 1992. Mr. Mooney has been a Director and Vice President of BJB Administrative Services LLC, an asset management company, since January 1999, a Director and Vice President of LPNH Holdings Limited, LLC, a business investment company, since November 1999, and a Director and Vice President of Mid-South Healthcare Associates LLC, a real estate ownership and leasing company, since March 2001. From January 1999 to August 2002, Mr. Mooney was Director and Vice President of Bond, Johnson & Bond, Inc., a nursing home operations company. Prior to November 1998, Mr. Mooney was President of Healthcare New Business Initiatives at ServiceMaster Diversified Health Services, Inc., a health care company, and a senior board advisor for The ServiceMaster Company.

Nominees and Ages	Office(s) with Concord, Business Experience, Other Public Company Directorships, and Year First Elected Director
Shirley C. Raines (57)

Dr. Raines has been a director of Concord since December 2002. Dr. Raines has been President of the University of Memphis since 2001. Previously, Dr. Raines was Dean of the College of Education at the University of Kentucky starting in 1995, and took on the additional position of Vice Chancellor of Academic Services at the University of Kentucky in 1998.

George F. Raymond (66)

Mr. Raymond has been a director of Concord since March 2003. Mr. Raymond has been President of Buckland Corporation, a consulting company to the information technology industry, since 1989. Previously, Mr. Raymond was Chief Executive Officer of Automatic Business Centers, Inc., a payroll processing company he founded in 1972 and sold to Automatic Data Processing Corporation in 1989. Mr. Raymond serves on the boards of BMC Software, Inc., Atlantic Data Services, Inc., DocuCorp International, Inc. and Analytical Graphics, Inc.

Arthur N. Seessel III (64)*

Mr. Seessel has been a director of Concord since November 2002. He has been a private consultant to the retail grocery industry since 1996. Mr. Seessel serves on the boards of First Trust Bank and Varsity Brands, and is a member of the advisory board for Wunderlich Securities.

Paul L. Whittington (67)*#

Mr. Whittington has been a director of Concord since May 1993. Prior to his retirement in 1991, Mr. Whittington was Managing Partner of the Memphis, Tennessee and Jackson, Mississippi offices of Ernst & Young LLP, an auditing and consulting firm.

* Member of our Board’s Audit Committee

# Member of our Board’s Compensation Committee

^ Member of our Board’s Corporate Governance & Nominating Committee

Recommended Vote

The twelve nominees receiving the highest number of affirmative votes will be elected as directors. Shares not voted, whether due to abstention, broker non-vote, or otherwise, will have no impact on the election of directors. Unless a proxy is executed to withhold authority for the election of any or all of the directors, the persons named in the proxy will vote the shares represented by the proxy for the election of the twelve nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for director, such instruction will be followed by the persons named in the proxy.

Our Board of Directors recommends that you vote “FOR” the election of the twelve director nominees.

ITEM 2—STOCKHOLDER PROPOSAL

Option Expensing Proposal

The International Brotherhood of Electrical Workers’ Pension Benefit Fund has submitted the following proposal for consideration at the annual meeting. We will provide the address of International Brotherhood of Electrical Workers’ Pension Benefit Fund and the number of shares it owns upon oral or written request to: Investor Relations, Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133; telephone number (901) 371-8000.

Resolved, that certain shareholders of Concord EFS, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designated to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs could have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 18, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings . . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free . . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

We believe that many companies have responded to investors’ concerns about their failure to expense stock options. We believe that in recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Concord’s Response to Option Expensing Proposal

The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.

The proposal urges the Board to establish a policy of expensing in its annual income statement the costs of all future stock option grants. The proposal asserts that this would result in a more accurate presentation of Concord’s operational earnings. The Board shares the proponent’s interest in providing Concord’s current and prospective stockholders with the most accurate presentation possible of Concord’s operational earnings. For the reasons discussed below, however, the Board does not believe that expensing options in Concord’s annual income statement would, at this time, be in the best interests of Concord and its stockholders.

Concord has historically accounted for stock options using the expense recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related accounting interpretations. Pursuant to APB 25, Concord values options using the “intrinsic value” method. The “intrinsic value” of an option is the difference between the quoted market price of the stock on the date of grant and the exercise price of the option. Concord does not record a charge to earnings in connection with its stock option grants to employees because the exercise price of all such options has always been equal to the market price of Concord’s common stock on the date of grant (i.e., the options have had no “intrinsic value” on the date of grant).

In 1995, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123 encourages companies to recognize expense for stock options based on the “fair value” of the options on their date of grant. In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (“SFAS 148”). SFAS 148 amends SFAS 123 to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock options. SFAS 148, however, continues to allow companies to account for stock options using the “intrinsic value” method prescribed by APB 25. For companies that use the “intrinsic value” method, however, SFAS 148 continues to require financial statement footnote disclosure of pro forma income and earnings per share information as if the company were following the “fair value” method. Concord has consistently made such pro forma disclosures as required since 1996 and the expanded disclosures in 2002 as required by SFAS 148.

The Board believes that Concord should continue to follow its current practice and not recognize an expense for stock options in its annual income statements at this time. Five factors support the Board’s view.

First, now would not be an appropriate time to make the change that the proposal suggests. Concord intends to continue, as it always has, to comply in full with all applicable accounting regulations. There is no current requirement that Concord recognize an expense for stock options in its income statement. This issue is, however, currently under consideration by a wide array of regulatory bodies, including Congress, the Securities and Exchange Commission, FASB and the International Accounting Standards Board. It is entirely unclear how these bodies will ultimately resolve this issue. Given this uncertainty, the Board believes at this time that the best approach is to await the determination of these authorities. It would not serve the best interests of Concord or its stockholders to change Concord’s accounting practices now and then again when any new requirements become effective.

Second, adopting the proposal would not provide investors with any additional information. Concord already discloses in the footnotes to its annual financial statements the information (i.e., information with respect to the “fair value” of options) that the proposal would require to be included in the income statement itself.

Third, the Board believes that expensing options would not further the goal of providing investors with the most accurate possible presentation of Concord’s operational earnings. Rather, the Board believes that incurring a charge in the income statement equal to the “fair value” of granted options could actually distort, rather than clarify, the picture of Concord’s operational earnings provided by its income statement. After all, Concord incurs no actual cost in connection with the option grants. Moreover, Concord is already required to calculate and report its earnings per share on a diluted basis. In making this calculation, Concord is required to assume that all in-the-money options have been exercised. Finally, there is no agreed upon method of calculating the “fair value” of option grants. In the absence of such a method, any valuation of options would necessarily require Concord to make a subjective determination as to what method most accurately reflects the “fair value” of Concord’s option grants. This injection of additional subjectivity into the preparation of Concord’s income statements would lead to income statements that are arguably less accurate than those that are currently included in Concord’s public filings.

Fourth, adoption of the proposal would make it more difficult for Concord’s stockholders and potential stockholders to compare its income statement to those of other companies. As noted above, there is no one accepted method of expensing options. As a result, the cost of options could and likely would be reflected differently in the income statements of different companies.

Fifth, expensing stock options would place Concord at a competitive disadvantage. Many companies, including those in Concord’s peer group, do not currently expense stock options. Thus, all else being equal, if Concord were to expense stock options, Concord’s income statements would appear comparatively worse than its peers, and this could adversely affect the price of Concord’s common stock.

The Board will continue to monitor developments relating to the expensing of options, including regulatory changes and trends in voluntary adoption of option expensing policies. If in the future the Board believes expensing options would be in the best interests of Concord and its stockholders, it will adopt such a policy.

Recommended Vote

The Option Expensing Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon, to be approved. Abstentions and broker non-votes will not be counted toward the vote and, thus, will have no effect on the Option Expensing Proposal. A proxy granted to management will be voted against this proposal unless the applicable box on the proxy card is specifically marked in favor or to abstain.

Our Board of Directors unanimously recommends that you vote “AGAINST” the Option Expensing Proposal.

COMPENSATION OF DIRECTORS

We currently pay to each of our non-employee directors a $25,000 cash director fee each year. Each non-employee director receives a $2,500 cash fee for any meetings of the full Board or any committee attended. We pay a $1,000 cash telephonic meeting fee for each meeting in which non-employee directors participate by conference telephone. Multiple meetings of the Board and committees on the same or successive dates count as a single meeting for purposes of calculating the per meeting fee. We pay the chairman of our Audit Committee an additional $100,000 cash fee each year and Audit Committee members an additional $5,000 cash fee each year. We pay each of the chairman of our Compensation Committee and the chairman of our Corporate Governance & Nominating Committee an additional $5,000 cash fee each year. In addition, non-employee directors are granted options to purchase 21,750 shares of our common stock at market value on the date of the Annual Meeting of Stockholders. Of these options, 50% become exercisable on the date of next year’s Annual Meeting of Stockholders, and 50% become exercisable on the date of following year’s Annual Meeting of Stockholders. Directors are reimbursed for expenses incurred in attending meetings of our Board of Directors and committees of the Board. Four of the twelve director nominees are our employees and are not separately compensated for serving as directors.

COMMITTEES; ATTENDANCE

In 2002 our Board of Directors held 15 meetings. Each of our directors attended at least 75% of the total number of meetings held by our Board of Directors and the total number of meetings held by all board committees on which he or she served during the period for which he or she has been a director. In 2002 the Audit Committee held eight meetings, and the Compensation Committee held eight meetings. Our Board of Directors formed a Corporate Governance & Nominating Committee in 2002, and it met one time.

Audit Committee

The Audit Committee, consisting of Messrs. Mooney (Chairman), Harter, Seessel and Whittington, oversees the audit process for our financial statements, our financial reporting process and our systems of internal control. The Committee is governed by a charter that has been approved by the Board of Directors. Each member of the Audit Committee is independent in accordance with the current requirements of the New York Stock Exchange. The functions of the Audit Committee include:

•	selecting our independent auditors and approving the fees and other compensation to be paid for audit services;

•	reviewing and discussing with the selected independent auditors its independence from management and Concord;

•	in consultation with the selected independent auditors and our internal auditors, discussing the scope and plan for their respective audits;

•	discussing with management, our internal auditors and the selected independent auditors the adequacy and efficacy of our accounting and financial controls;

•	reviewing and discussing with management and the selected independent auditors the audited financial statements that are included in our Annual Report on Form 10-K and the interim financial statements that are included in our quarterly reports on Form 10-Q;

•	reviewing and discussing with management and the selected independent auditors the quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in financial statements; and

•	preparing a report to stockholders as required by the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee, consisting of Messrs. Altenbern (Chairman), Mooney and Whittington, oversees the compensation of executive officers. The functions of the Compensation Committee include:

•	reviewing and approving the compensation of the Co-Chief Executive Officers and President, considering their performance and establishing the Co-Chief Executive Officers’ and President’s compensation plan based on this review;

•	establishing or periodically reviewing salaries, bonuses and stock option grants to other executive officers;

•	reviewing incentive compensation plans and stock option plans, policies and programs;

•	periodically advising on compensation for other officers;

•	approving grants and awards of stock options;

•	periodically discussing and advising on employment arrangements for executive officers;

•	evaluating and recommending to our Board of Directors appropriate compensation for the directors, including reimbursement policies; and

•	preparing a report on executive compensation required to be included in our annual proxy statement.

Corporate Governance & Nominating Committee

The Corporate Governance & Nominating Committee, consisting of Messrs. Harter (Chairman), Kiphart and Palmer, identifies, evaluates and recommends to our Board of Directors individuals to be nominated as a director and develops and recommends to our Board of Directors corporate governance guidelines for Concord. The functions of the Corporate Governance & Nominating Committee include:

•	making recommendations to our Board of Directors on the size and composition of the Board or any committees thereof;

•	identifying individuals who are qualified to become a director and recommending them to our Board of Directors for nomination;

•	identifying and recommending individuals to fill vacancies on our Board of Directors;

•	reviewing and evaluating all stockholder nominees for director;

•	developing and recommending to our Board of Directors standards to be applied in making determinations on director independence; and

•	developing and recommending to our Board of Directors a set of corporate governance guidelines, reviewing these guidelines at least once a year and recommending any proposed changes to our Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Altenbern, Mr. Mooney, and Mr. Whittington are members of the Compensation Committee, none of whom is or was an executive officer or employee of ours or had any relationship with Concord requiring disclosure under securities regulations other than as described below. None of our executive officers served on the compensation committee of the board of any entity with an executive officer serving on our Board of Directors.

Mr. Altenbern owns approximately 16% of the outstanding stock of Payroll Company, Inc., and his son owns 11%. In addition, his son-in-law, the president of Payroll Company, owns 26% of its outstanding stock. In March 2001 Payroll Company purchased from us all of the issued and outstanding common stock of Pay Systems of America, Inc. for $2,200,000, of which $800,000 was paid at closing and an additional $1,400,000 was to be paid pursuant to the terms of a promissory note unconditionally guaranteed by Mr. Altenbern and bearing interest at a rate of six percent per year.

In connection with the closing of the sale of Pay Systems of America, we agreed to adjust the $700,000 payment due in March 2003 under the promissory note to the extent that the revenue of Pay Systems of America decreased due to the loss of a certain customer. Because Pay Systems of America ultimately sustained revenue losses greater than $700,000 due to the loss of that customer, the amount ultimately paid to us pursuant to the promissory note was $700,000 plus interest. Payroll Company paid the entire outstanding balance under the note, together with all outstanding accrued interest, in the first quarter of 2002.

We are a guarantor of two lease agreements entered into by Pay Systems of America. The landlords have not released us from our obligations under these lease agreements, and Payroll Company and Mr. Altenbern have guaranteed the obligations of Pay Systems of America and have agreed to indemnify and hold us harmless from all losses, costs, and damages as a result of Pay Systems of America’s failure to perform all of its obligations under these lease agreements.

The agreement pursuant to which Payroll Company purchased the outstanding common stock of Pay Systems of America provides that we or our affiliates will provide certain transition services for Pay Systems of America. Pursuant to the agreement and in consideration for the purchase price paid thereunder, during 2002 we (i) provided without any additional charge certain processing services for funds transfer for direct deposit of payroll checks for customers of Pay Systems of America, (ii) provided certain depository services, and (iii) provided without charge certain processing services. We expect to continue to provide these services, the cost of which is immaterial to us, to Pay Systems of America during 2003.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2002, regarding securities authorized for issuance under our equity compensation plans.

Securities Authorized for Issuance under Equity

Compensation Plans

Concord EFS, Inc. 2002 Stock Option Plan and 1993 Incentive Stock Option Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands)		(in thousands)
Equity compensation plans approved by security holders	52,895	$13.49	40,085

Equity compensation plans not approved by security holders	—	—	—

Total	52,895	$13.49	40,085

EXECUTIVE COMPENSATION

The following summary compensation table is intended to provide an overview of our executive pay practices. It includes the cash compensation paid or accrued by us and our subsidiaries for services in all capacities during the fiscal year ended December 31, 2002 to, or on behalf of, each of our named executives. Named executives include our Co-Chief Executive Officers and our four other highest paid executive officers serving at December 31, 2002.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options*	All Other Compensation ($) (1)
Dan M. Palmer	2002	788,212	367,500	900,000	143,566
Director and Co-Chief	2001	733,654	250,000	800,000	81,268
Executive Officer	2000	683,654	350,000	3,687,500	42,383

Bond R. Isaacson	2002	134,615	500,000	400,000	—
Director and Co-Chief	2001	—	—	—	—
Executive Officer	2000	—	—	—	—

Edward A. Labry III	2002	788,212	367,500	900,000	75,252
Director and President	2001	733,654	250,000	800,000	46,196
	2000	683,654	350,000	3,687,500	28,073

Christopher S. Reckert	2002	356,731	60,000	125,000	—
Senior Vice President,	2001	306,731	—	220,000	—
Chief Marketing Officer, and President of Payment Services	2000	252,404	40,000	70,000	—

Edward T. Haslam	2002	322,308	60,000	125,000	—
Senior Vice President,	2001	309,763	—	200,000	—
Chief Financial Officer, and Treasurer	2000	233,654	75,000	60,000	—

Ronald V. Congemi	2002	312,000	60,000	125,000	105,367
Senior Vice President	2001	304,792	217,700	400,000	800,047	(2)
and President of Network Services	2000	—	—	—	—

*	Amounts represent shares subject to new options to purchase shares of our common stock granted in fiscal years 2002, 2001 and 2000. Share amounts have been adjusted to reflect all stock splits.

(1)	Except as provided in footnote (2), amounts in this column generally reflect split-dollar life insurance premiums paid with respect to the executive officer.

(2)	This amount includes $33,922 in split-dollar life insurance premiums paid with respect to Mr. Congemi, $34,680 paid to Mr. Congemi for reimbursement of taxes paid on amounts received in reimbursement for relocation expenses, $122,445 paid to Mr. Congemi for relocation expenses, $9,000 paid to Mr. Congemi for a car allowance, and a $600,000 cash payment made to Mr. Congemi in connection with our acquisition of Star Systems, Inc. (See “Employment Agreements and Change in Control Arrangements” below for further details.)

Stock Options

The following tables present information regarding options granted to our named executives in 2002 under our 1993 Incentive Stock Option Plan and our 2002 Stock Option Plan. Table I presents information regarding options granted and the potential realizable value of such options, and Table II presents information regarding options exercised in 2002 and the number of unexercised options held as of December 31, 2002. Provided that the person remains employed by us or our subsidiaries, each of the options listed in the table remains outstanding for a period of ten years and vests in four equal installments commencing on the first anniversary of the applicable grant date.

Table I

Options Granted in 2002

	Individual Grants
	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term*
Name					5% ($)	10% ($)
Dan M. Palmer	900,000	9.4%	$33.35	3/4/2012	18,876,272	47,836,180

Bond R. Isaacson	400,000	4.2%	$14.75	10/4/2012	3,710,478	9,403,081

Edward A. Labry III	900,000	9.4%	$33.35	3/4/2012	18,876,272	47,836,180

Christopher S. Reckert	125,000	1.3%	$33.35	3/4/2012	2,621,704	6,643,914

Edward T. Haslam	125,000	1.3%	$33.35	3/4/2012	2,621,704	6,643,914

Ronald V. Congemi	125,000	1.3%	$33.35	3/4/2012	2,621,704	6,643,914

*	These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise.

Table II

Aggregated Option Exercises in 2002 and 2002 Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value ($) Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable(2)
Dan M. Palmer	—	—	7,885,302 / 6,593,750	60,756,804 / 33,441,228

Bond R. Isaacson	—	—	— / 400,000	— / 396,000

Edward A. Labry III	—	—	9,488,898 / 6,593,754	77,910,136 / 33,441,274

Christopher S. Reckert	—	—	209,992 / 405,008	926,686 / 638,248

Edward T. Haslam	102,500	2,201,590	77,500 / 397,500	104,413 / 661,903

Ronald V. Congemi	200,412	4,961,117	100,000 / 425,000	— / —

(1)	Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.

(2)	Values are calculated by subtracting the exercise price from the fair market value of the stock on December 31, 2002.

Employment Agreements and Change in Control Arrangements

In February 1998 we entered into five-year incentive agreements, which expired on February 25, 2003, with each of Dan M. Palmer, our Co-Chief Executive Officer and director, and Edward A. Labry III, our President and director. Each incentive agreement provides for a base salary with annual reviews ($775,000 for 2002), for a bonus opportunity equal to 50% of base salary with growth in earnings per share being a significant factor in awarding the bonuses, and for option grants of 1,125,000 shares per year. In addition, each incentive agreement provides for a one-time option grant and the opportunity for up to three additional grants if the price of our common stock reaches specified levels for specified periods of time. Due to the performance of our common stock, each of Mr. Palmer and Mr. Labry have received four option grants (totaling options to purchase 3,937,500 shares) pursuant to his respective incentive agreement.

Each of these incentive agreements contains a change in control provision. Under the agreements, a change in control occurs if any person becomes the beneficial owner of 50% or more of the combined voting power of our then outstanding voting securities, if our stockholders approve a plan to liquidate Concord, or if we sell or dispose of all or substantially all of our assets. Upon a change in control, the agreements provide that the full bonus potential under the agreements will be paid for the year in which the change in control occurs, and all stock options granted before the change in control become fully and immediately exercisable. In addition, Mr. Palmer’s and Mr. Labry’s obligations under the non-competition, non-solicitation, and confidentiality provisions of the agreements are shortened to a period of six months following a change in control.

For 2002 each of Mr. Palmer and Mr. Labry voluntarily modified the terms of each of the incentive agreements to reduce to 900,000 the number of options granted pursuant to each of the agreements to facilitate the granting of options to our other key employees. In March 2002 each of Mr. Palmer and Mr. Labry was granted a bonus of $367,500 with respect to 2002. In February 2003, Mr. Palmer’s annual salary was adjusted to $650,000 and Mr. Labry’s annual salary was adjusted to $600,000.

On April 1, 2003, Mr. Palmer and Mr. Labry entered into new employment agreements, to be effective only upon consummation of the merger with First Data Corporation (as discussed below). Pursuant to the employment agreements, Mr. Palmer and Mr. Labry will serve as Special Advisors to the Chief Executive Officer of First Data for at least two years after the merger. Mr. Labry will receive an annual salary of $750,000, and Mr. Palmer will receive an annual salary of $650,000. Under the employment agreements, Mr. Palmer and Mr. Labry are eligible to participate in employee benefit plans, including, but not limited to, health care, disability and group life insurance plans. The employment agreements provide that upon death, disability, termination without cause or termination by the executive for good reason, each of Mr. Palmer and Mr. Labry, or one or more of their respective beneficiaries, will receive (i) payment equal to his base salary to which he is entitled through the date of termination of employment, (ii) employee benefits to which he is entitled upon termination of employment in accordance with the benefit plans and programs and (iii) payment of one year’s base salary. In addition, upon termination without cause or termination by the executive for good reason, Mr. Palmer’s and Mr. Labry’s unvested options will be eligible to vest within the two-year period after the merger plus an additional 90 day period as may be provided in the applicable option plans. The employment agreements provide that upon termination for cause, each of Mr. Palmer and Mr. Labry will receive (i) payment equal to his base salary to which he is entitled through the date of termination of employment and (ii) employee benefits to which he is entitled upon termination of employment in accordance with the benefit plans and programs. In the employment agreements, Mr. Palmer and Mr. Labry have each agreed to a non-competition provision for a period of one year after termination of employment but not more than three years following the merger, as well as certain confidentiality provisions.

In September 2002 our Co-Chief Executive Officer, Bond R. Isaacson, joined Concord as Executive Vice President. Pursuant to the terms of his offer letter, Mr. Isaacson received a signing bonus of $500,000 and was granted an option to purchase 400,000 shares of our common stock. The offer letter provides that Mr. Isaacson is to receive an annual salary of $500,000 and that he will receive a bonus of $600,000 in May 2003 and a bonus of

$600,000 in May 2004. In the offer letter, we also agreed to grant Mr. Isaacson a bonus of $500,000 for each listed large financial institution with which he renews or extends our relationship and an additional $2,000,000 bonus if Mr. Isaacson extends or renews our relationship with a certain number of the listed financial institutions. Mr. Isaacson’s offer letter provides that he is to be eligible to participate in our health care plan, 401(k) plan, and senior executive retirement savings plan. We also agreed to reimburse Mr. Isaacson for all relocation costs. In February 2003, Mr. Isaacson was promoted to Co-Chief Executive Officer and his annual salary was increased to $650,000.

In connection with our acquisition of STAR, we entered into an agreement with STAR and Ronald V. Congemi, who currently serves as our Senior Vice President and President of Network Services. Under the agreement, Mr. Congemi agreed to remain at STAR through the closing of the transaction with us and agreed to various other provisions, including confidentiality and non-competition provisions, and we agreed to pay Mr. Congemi $600,000 in cash and to grant Mr. Congemi an option to purchase 400,000 shares of our common stock. The options granted were pursuant to the terms of our 1993 Incentive Stock Option Plan, as amended; have a ten-year term; have an exercise price equal to the fair market value of our stock on February 1, 2001; and vest with respect to 25% of the shares subject to the option each year as long as Mr. Congemi remains employed by us or any of our subsidiaries.

In October 2002 we entered into an agreement with Edward T. Haslam, our Senior Vice President, Chief Financial Officer, and Treasurer. Under the agreement, we agreed to postpone until February 2003 the decision regarding relocating the Chief Financial Officer position to Memphis, Tennessee, and Mr. Haslam agreed to deliver a 2003 detailed financial plan and to transition his knowledge regarding our monthly close process, our monthly and quarterly financial reporting, our 2003 business plan, and our overall business and financial model. The agreement provides that if Mr. Haslam terminates his employment with us or if we decide to transition the Chief Financial Officer position to Memphis, Tennessee, Mr. Haslam will work through our 2003 annual meeting of stockholders (Annual Meeting) to transition any remaining Chief Financial Officer duties to the new Chief Financial Officer. In addition, the agreement provides that if Mr. Haslam leaves for any reason, he is to receive a bonus equal to six months of his salary, payable on the date of the Annual Meeting; he is to receive his salary and benefits for one year following the date of the Annual Meeting; and his unvested stock options will be eligible to vest for one year following the Annual Meeting.

In February 2003 we entered into an agreement amending our October 2002 agreement with Mr. Haslam. The amendment provides that in the event that, on or before May 30, 2003, Mr. Haslam gives us notice that he intends to terminate his employment or we give Mr. Haslam notice that we have decided to transition the Chief Financial Officer position to Memphis, Tennessee, Mr. Haslam is to continue to work through July 31, 2003 to transition Chief Financial Officer duties to the new Chief Financial Officer. If such notice is given or received, then Mr. Haslam is to receive a bonus equal to six months of his salary, payable no later than July 31, 2003; Mr. Haslam is to receive his salary and benefits through July 31, 2004; Mr. Haslam’s unvested stock options will continue to be eligible to vest through July 31, 2004; and Mr. Haslam will have an additional 90 days after July 31, 2004 to exercise all vested options.

In April 2002 P. Norman Bennett, our Senior Vice President, Treasury, joined Concord. Pursuant to his offer letter, Mr. Bennett is to receive an annual salary of $150,000 and was granted an option to purchase 25,000 shares of our common stock pursuant to the terms of our 1993 Incentive Stock Option Plan. In addition, the offer letter provides that, upon board approval, Mr. Bennett is to be eligible for a bonus in the amount of $40,000 to $60,000 in 2003 based on his overall job performance.

In September 2002 one of our directors, J. Richard Buchignani, joined Concord as Vice Chairman and General Counsel. Pursuant to the terms of his offer letter, Mr. Buchignani is to receive an annual salary of $275,000 and was granted an option to purchase 25,000 shares of our common stock. In addition, the offer letter provides that Mr. Buchignani is to be eligible to participate in our annual bonus program consistent with members of our executive management staff and be eligible to participate in our 2002 Stock Option Plan, our health care plan, our 401(k) plan, and our senior executive retirement savings plan. The offer letter provides that upon termination, death, disability, change of control, or change of position or location, we will pay Mr. Buchignani or one or more of his designated beneficiaries one year’s salary. Pursuant to the offer letter, Mr. Buchignani’s unvested options will be eligible to vest during the one-year period following any such event.

In January 2003 we entered into a three-year agreement with Paul W. Finch Jr., who currently serves as our Senior Vice President and President of Risk Management Services. Under this agreement, Mr. Finch agreed to various provisions, including confidentiality and non-competition provisions, and we agreed to pay Mr. Finch $275,000 per year, consider Mr. Finch eligible to receive an annual incentive bonus in accordance with our annual executive bonus program, and grant Mr. Finch an option to purchase 100,000 shares of our common stock. The options granted were pursuant to the terms of our 2002 Stock Option Plan; have a ten-year term; have an exercise price equal to the fair market value of our stock at the time of grant; and vest with respect to 25% of the shares subject to the option each year as long as Mr. Finch remains employed by us. The agreement provides that if Mr. Finch’s employment is terminated without cause, he is entitled to (i) a pro rata target annual bonus for the portion of the bonus period ending on the date of termination of employment, (ii) other employee benefits to which he is entitled upon termination of employment in accordance with our plans and programs, (iii) payment equal to his base salary for the remainder of the initial term of the agreement, (iv) payment equal to the average annual bonus earned by Mr. Finch during the employment period, and (v) continuation of his participation in our group health and life insurance for one year.

In connection with our acquisition of STAR, we entered into an agreement with STAR and E. Miles Kilburn, who currently serves as our Senior Vice President of Business Strategy and Corporate Development. Under this agreement, Mr. Kilburn agreed to remain at STAR through the closing of the transaction with us and agreed to various other provisions, including confidentiality and non-competition provisions, and we agreed to pay Mr. Kilburn $300,000 in cash and to grant Mr. Kilburn an option to purchase 200,000 shares of our common stock. The options granted were pursuant to the same terms as those granted to Mr. Congemi (described above). Under a February 2003 amendment to this agreement, we agreed to pay Mr. Kilburn a base salary plus commissions of one-twelfth of the estimated first year’s net revenue resulting from new business generated by him from corporate alliances with third party processors, networks, and software providers to financial institutions, with such commissions accruing only after the first $350,000 of estimated net revenue generated by Mr. Kilburn. The amendment also provides that if Mr. Kilburn voluntarily terminates his employment on or after March 1, 2004, we will pay Mr. Kilburn one-year’s base salary, and his unvested options will be eligible to vest during the one-year period following such termination and be exercisable until 90 days thereafter. If Mr. Kilburn voluntarily terminates his employment before March 1, 2004, he is not entitled to one-year’s base salary or the continued vesting of his options for the one-year period.

Each of our 1993 Incentive Stock Option Plan and our 2002 Stock Option Plan contains a change in control provision. Each option granted under such plans vests on the date on which any person or entity becomes the beneficial owner of 20% or more of our outstanding shares entitled to vote in the election of directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Policy

It is the policy of the Compensation Committee to oversee the establishment of base salaries, award bonuses, and grant stock options to executive officers in such amounts as it believes will help retain the continued availability to Concord of the services of the executives and will recognize the contributions made by the executives to the success of Concord’s business and the growth over time in the market capitalization of Concord. To achieve these goals, the Committee establishes base salaries at levels which it believes to be necessary or comparable to executives in companies of comparable size and scope. The Committee also periodically awards cash bonuses during the year as it deems warranted. For executives other than the Co-Chief

Executive Officers and President, the Committee generally receives bonus award recommendations from the Co-Chief Executive Officers and President. The Committee grants stock options to senior and middle management executives of Concord and its subsidiaries at levels that it believes gives the executives significant incentive to improve Concord’s revenue and its market capitalization.

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1,000,000 for certain executive compensation payments. The Committee has considered these requirements and believes that Concord’s 1993 Incentive Stock Option Plan, as amended, the 2002 Stock Option Plan, and bonus arrangements for senior officers meet the requirement that they be “performance based” and, therefore, exempt from the limitations on deductibility. The Committee’s present intention is to comply with Section 162(m) unless the Committee feels that compliance in a particular instance would not be in the best interest of Concord or its stockholders.

Specific Arrangements for Former CEO and President

In February 1998, after receiving advice from a compensation consulting firm, Concord entered into five-year incentive agreements, which expired on February 25, 2003, with Dan M. Palmer, its former Chief Executive Officer and current Co-Chief Executive Officer, and with Edward A. Labry III, its President. Each incentive agreement provides for a base salary with annual reviews ($775,000 for 2002), for a bonus opportunity equal to 50% of base salary with growth in earnings per share being a significant factor in awarding the bonuses, and for option grants of 1,125,000 shares per year. In addition, each incentive agreement provides for a one-time option grant and the opportunity for up to three additional grants if Concord’s stock price reaches specified levels for specified periods of time. Due to the performance of Concord’s stock, each of Mr. Palmer and Mr. Labry have received four option grants (totaling options to purchase 3,937,500 shares) pursuant to his respective incentive agreement.

For 2002 each of Mr. Palmer and Mr. Labry voluntarily modified the terms of each of the incentive agreements to reduce to 900,000 the number of options granted pursuant to each of the agreements to facilitate the granting of options to our other key employees. In March 2002 each of Mr. Palmer and Mr. Labry was granted a bonus of $367,500 with respect to 2002.

Mr. Palmer’s and Mr. Labry’s base salary, cash bonus, and option grants were established by the Committee based upon negotiations with those executives, the experience of other members of the Board of Directors, and published surveys of executive compensation. For 2002, the bonus paid to each of Mr. Palmer and Mr. Labry resulted from the achievement of corporate goals including growth in stock price, completion of integration and consolidation activities related to acquisitions, and historical earnings. In February 2003, Mr. Palmer and Bond R. Isaacson were named as Co-Chief Executive Officers. In setting the 2003 base salary and bonus for the Co-Chief Executive Officers and President, the Committee considered Concord’s historic rate of increase in revenues and the rate of increase in diluted earnings per share. Additionally, the Committee noted that for the preceding three years Concord’s market capitalization growth averaged approximately 23% per year. Mr. Palmer and Mr. Labry were responsible for past growth and together with Mr. Isaacson are uniquely situated to contribute to Concord’s future growth.

Douglas C. Altenbern

Jerry D. Mooney

Paul L. Whittington

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Committee is composed of independent directors and is governed by a written charter approved by the board of directors.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board including Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting. The Committee held eight meetings during fiscal year 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee selects the Company’s independent auditors.

This report shall not be deemed to be incorporated by reference into any filings with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Concord specifically incorporates it by reference.

Jerry D. Mooney

Richard M. Harter

Arthur N. Seessel

Paul L. Whittington

INFORMATION CONCERNING AUDITORS

We have selected Ernst & Young LLP as the independent accountants for the year ended December 31, 2003. Information regarding fees for services rendered by Ernst & Young LLP for 2002 and 2001 is provided below.

Representatives of Ernst & Young LLP are expected to be at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for audit services were approximately $2,247,000 and $1,204,000 in 2002 and 2001, respectively. These fees were associated with the annual audit, review of the financial statements included in our Forms 10-Q, other Securities and Exchange Commission filings and accounting consultation related to the financial statements.

Audit-Related Fees

Fees billed for audit-related services were approximately $196,000 and $150,000 in 2002 and 2001, respectively. Audit-related services generally include accounting consultation for proposed transactions and due diligence.

Tax Fees

Fees billed for tax services were approximately $457,000 and $434,000 in 2002 and 2001, respectively.

All Other Fees

Ernst & Young LLP did not render any other services to Concord in 2002 or 2001.

FIVE YEAR CUMULATIVE STOCKHOLDER RETURN

Below is a performance graph, which compares our cumulative total stockholder return during the previous five years with the Standard and Poor’s 500 Composite Stock Index and Standard and Poor’s Data Processing Services Index (our peer group). In November 2002, we began listing our common stock on the New York Stock Exchange. Previously, our common stock was listed on the Nasdaq National Market. Due to the change in our listing, we have determined that the Standard & Poor’s Data Processing Services Index, rather than the Nasdaq Financial Stocks, is our identifiable peer group index.

Total Stockholder Return Performance Graph

1997 - 2002

Company / Index	1997	1998	1999	2000	2001	2002
Concord EFS, Inc.	$100	$256	$233	$397	$593	$285
S&P 500 Index	100	129	156	141	125	97
S&P 500 Data Processing Services	100	116	158	191	208	148
Nasdaq Financial Stocks	100	97	97	104	115	118

The graph assumes $100 is invested on December 31, 1997, and dividends are reinvested. Returns are market-capitalization weighted.

CERTAIN TRANSACTIONS

Agreement and Plan of Merger

On April 1, 2003, First Data Corporation (First Data) and Concord entered into a definitive agreement to merge in an all-stock transaction. Upon completion of the transaction, the combined company is expected to have approximately $10 billion in annual revenues with more than 31,000 employees worldwide.

First Data will exchange 0.40 First Data common shares for every Concord common share. Upon completion of the transaction, based on the current shares outstanding, Concord stockholders will own approximately 21% of the outstanding shares of First Data. The transaction is subject to approval by stockholders of Concord and First Data, various regulatory approvals and other customary closing conditions.

In this proxy statement, we are not soliciting a proxy relating to the merger from any security holder of First Data or Concord. First Data and Concord will be filing with the Securities and Exchange Commission (the “SEC”) a joint proxy statement/prospectus to be mailed to security holders and other relevant documents concerning the planned merger of Concord with a subsidiary of First Data. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by First Data will be available free of charge from First Data Investor Relations, 6200 S. Quebec St., Suite 340, Greenwood Village, CO 80111. Documents filed with the SEC by Concord will be available free of charge from Concord Investor Relations, 2525 Horizon Lake Drive, Suite 120, Memphis, TN 38133.

First Data and Concord, and their respective directors and executive officers and other members of their management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of First Data and Concord in connection with the merger. Information about the directors and executive officers of First Data and their ownership of First Data stock is set forth in the proxy statement for First Data’s 2002 annual meeting of stockholders. Information about the directors and executive officers of Concord and their ownership of Concord stock is set forth elsewhere in this proxy statement. Employment and compensation agreements of certain potential participants, including change of control arrangements, are filed as exhibits to the Concord 2002 Annual Report on Form 10-K filed March 27, 2003. Executive officers of Concord may participate in a retention bonus program that would pay bonuses in connection with the merger. Investors may obtain additional information regarding the interests of the participants by reading the joint proxy statement/prospectus when it becomes available.

Notice to Investors, Prospective Investors and the Investment Community

Cautionary Information Regarding Forward-Looking Statements

Statements regarding the proposed merger of First Data and Concord which are not historical facts, including expectations of financial results for the combined companies (e.g., projections regarding revenue), are “forward-looking statements.” All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Investors are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Important factors upon which the forward-looking statements presented in this proxy statement are premised include, but are not limited to: (a) receipt of regulatory and stockholder approvals without unexpected delays or conditions; (b) timely implementation and execution of merger integration plans; (c) the ability to implement comprehensive plans for asset rationalization; (d) the successful integration of the IT systems and elimination of duplicative overhead and IT costs without unexpected costs or delays; (e) retention of customers and critical employees; (f) successfully leveraging a combined First Data/Concord’s comprehensive product offering to the combined customer base; (g) continued growth at rates approximating recent levels for card-based payment transactions and other product markets; (h) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting a combined First Data/Concord’s businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (i) no unanticipated developments relating to previously disclosed lawsuits or similar matters; (j) successful management of any impact from slowing economic conditions or consumer spending; (k) no catastrophic events that could impact First Data/Concord’s or its major customer’s operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (l) no material breach of security of any of a combined First Data/Concord’s systems; and (m) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection. In addition, the ability of a combined First Data/Concord to achieve the expected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of First Data and Concord, and other risks and uncertainties described from time to time in First Data’s and Concord’s public filings with United States Securities and Exchange Commission. In addition, other factors upon which forward-looking statements of Concord are premised are described in Exhibit 99.5 of the Concord 2002 Annual Report on Form 10-K filed March 27, 2003.

Loans

In October 2001 Concord entered into personal loan agreements with each of Dan M. Palmer, who is our Co-Chief Executive Officer and director, and Edward A. Labry III, who is our President and director. Pursuant to these agreements, Concord loaned $13,297,500 to each of Mr. Palmer and Mr. Labry. The loans were full recourse to each of Mr. Palmer and Mr. Labry. The loans had a term of 30 days with a provision for extension and an interest rate of 3.31%, but the actual interest rate paid by each of Messrs. Palmer and Labry was equal to 4.5%. Each of Mr. Palmer and Mr. Labry repaid the entire outstanding principal and all accrued interest on his loan by December 3, 2001.

In 2001 EFS Federal Savings Bank, a former subsidiary of ours, made a home mortgage loan to E. Miles Kilburn, our Senior Vice President of Business Strategy and Corporate Development, in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The loan was in the principal amount of $644,000 and carried an interest rate of 6.5%. The loan did not involve more than the normal risk of collectability or present other unfavorable features. The loan was paid in full in June 2002.

Legal and Investment Banking Services

Bingham McCutchen LLP (f/k/a Bingham Dana LLP ) is one of the firms that provided legal services to us during 2002. Until December 31, 2001, Richard M. Harter, one of our directors, was a partner in that firm, and he now serves as of counsel to that firm. Bingham McCutchen LLP no longer provides legal services to us.

Wyatt, Tarrant & Combs, LLP is another one of the firms that provided legal services to us during 2002. Until September 2002, J. Richard Buchignani, our Vice Chairman, General Counsel, and Secretary and a director, was a partner in that firm. During 2003 we plan to continue to use legal services provided by Wyatt, Tarrant & Combs, LLP.

During 2002 William Blair & Company, L.L.C. received stock brokerage fees in connection with the execution of our common stock repurchase plan. Richard P. Kiphart, the chairman of our Board of Directors, is the Head of Corporate Finance and a principal at William Blair & Company, L.L.C., and as of December 31, 2002, certain principals (including Mr. Kiphart) of that firm beneficially owned an aggregate of 13,343,761 shares of our common stock. We intend to use the investment banking and brokerage services of William Blair & Company, L.L.C. during 2003.

During 2002 Morgan Keegan & Company, Inc. (Morgan Keegan), a registered broker dealer, executed purchases and sales of fixed income securities for us that, in par value of securities, totaled approximately $254.9 million in purchases and $260.0 million in sales. During 2002 Morgan Keegan also acted as an agent on our behalf in connection with our repurchase of 4,000,000 shares of our common stock, for which Morgan Keegan earned an aggregate commission of approximately $160,000. During 2001 and 2000 we also executed trades with Morgan Keegan for fixed income securities. In June 2001 Morgan Keegan was an underwriter with respect to 10% of the 8.9 million shares of common stock (17.8 million shares after the impact of our September 2001 stock split) sold by us in our June 2001 public offering for net aggregate proceeds of approximately $420.6 million. Morgan Keegan’s underwriting fee on our shares was approximately $1.8 million. Benjamin C. Labry, the brother of our President and director Edward A. Labry III, is a Morgan Keegan employee whom we believe shares in the commissions earned by Morgan Keegan in connection with the transactions Morgan Keegan executes for us. Morgan Keegan declined to quantify for us the amount that Mr. Benjamin Labry received in connection with the transactions Morgan Keegan executed for us in 2002, but we believe that the amount may be in excess of $60,000. Morgan Keegan was one of several broker-dealers utilized by us in 2002.

Other Transactions

Simultaneous with our purchase of the site for our new corporate headquarters in July 2002, Dan M. Palmer, who is our Co-Chief Executive Officer and director, and Edward A. Labry III, who is our President and director, purchased approximately 39.1 acres of land located adjacent to the site of our new corporate headquarters in Memphis, Tennessee (the Land). At the same time, we entered into a certain Option to Purchase Agreement with Messrs. Palmer and Labry relating to the Land. Under the agreement, Messrs. Palmer and Labry granted us the option to purchase the Land at any time prior to July 17, 2007 and a right of first refusal with respect to the Land for an additional five years commencing on July 17, 2007. In consideration for the option, we paid Messrs. Palmer and Labry collectively $1,000. The agreement provides us with the right to determine the purchase price, subject to the right of Messrs. Palmer and Labry to object. In the event that we are unable to agree on a purchase price with Messrs. Palmer and Labry, the agreement provides that the purchase price will be determined by third-party appraisal in a specified manner.

On November 22, 2002 we gave notice to Messrs. Palmer and Labry of the exercise of our option to purchase the Land, and on December 30, 2002, we purchased the Land for $2,940,358, which represents the amount that Messrs. Palmer and Labry paid for the land, including transaction costs.

In connection with the purchase of the Land, we purchased an additional parcel of land from Mr. Palmer and Mr. Labry on December 30, 2002 for $55,315, which represents the amount that Mr. Palmer and Mr. Labry paid for the additional parcel of land, including transaction costs.

Our board of directors has authorized the expenditure of up to $500,000 per year on chartered air services from DP Air, LLC (d/b/a PalmAir). Dan M. Palmer, who is our Co-Chief Executive Officer and a director, owns a 99% interest in PalmAir. During 2002, 2001 and 2000 we paid PalmAir $483,089, $137,065 and $132,950, respectively, for chartered air travel services at rates that were not in excess of those charged by comparable third-party vendors. We plan to continue to use such services in similar amounts during 2003.

During 2002 we paid HogWild—Real Memphis Barbeque, LLC (d/b/a HogWild) approximately $44,000 for food catering services, and in 2003, we plan to continue to use such services in similar amounts. Edward A. Labry III, our President and director, owned a ten percent interest in HogWild until March 2002.

During 2002 Margaret Hoyt was employed by our subsidiary H & F Services, Inc. as a sales representative and earned a base salary of $6,000 and commissions of $153,675 based on sales, pursuant to a commission plan commensurate with that of other H & F Services, Inc. sales representatives. In 2002 Ms. Hoyt was granted options to purchase 10,000 shares of our common stock at an exercise price of $32.90 per share and 5,000 shares of our common stock at an exercise price of $13.70 per share. Ms. Hoyt is the sister of Edward A. Labry III, who is our President and director. Effective January 1, 2003, Ms. Hoyt was transferred from our subsidiary H & F Services, Inc. to our subsidiary Concord EFS Financial Services, Inc.

During 2002 Gary G. Arnold was President of Virtual Cyber Systems, Inc., a subsidiary of ours, and earned a base salary of $158,510 and a bonus of $40,000. In 2002 Mr. Arnold was granted options to purchase 50,000 shares of our common stock with an exercise price of $33.35 per share and 25,000 shares of our common stock at an exercise price of $13.70 per share. Mr. Arnold is the half-brother of our Co-Chief Executive Officer and director, Dan M. Palmer.

During 2002 Donna A. Howard was an account manager at EFS Transportation Services, Inc., a subsidiary of ours, and earned a base salary of $41,385 and a bonus of $9,000. In 2002 Ms. Howard was granted options to purchase 7,000 shares of our common stock at an exercise price of $33.35 per share and 3,500 shares of our common stock at an exercise price of $13.70 per share. Ms. Howard is the daughter of our Co-Chief Executive Officer and director, Dan M. Palmer.

During 2002 Timothy P. Millette was Manager of Shipping and Receiving at EFS National Bank, a subsidiary of ours, and earned a base salary of $48,670 and a bonus of $1,500. In 2002 Mr. Millette was granted options to purchase 5,000 shares of our common stock at an exercise price of $33.35 per share and 2,500 shares of our common stock at an exercise price of $13.70 per share. Mr. Millette is the son-in-law of our Co-Chief Executive Officer and director, Dan M. Palmer.

Pay Systems of America, Inc.

Douglas C. Altenbern, one of our directors, his son and his son-in-law are significant shareholders and/or executive officers of Payroll Company, Inc. In March 2001, Payroll Company purchased from us all of the issued and outstanding common stock of Pay Systems of America, Inc. See “Compensation Committee Interlocks and Insider Participation” above for more information.

Virtual Cyber Systems, Inc.

In February 2000 we exchanged 84,889 shares of our common stock for all of the outstanding shares of Virtual Cyber Systems, Inc., an Internet software development company, and paid $377,759 in cash to Virtual Cyber Systems’ option holders to cash out their options. Prior to the transaction, Gary G. Arnold owned all of the outstanding shares of Virtual Cyber Systems. Mr. Arnold is the half-brother of our Co-Chief Executive Officer and director Dan M. Palmer. In connection with the acquisition, we repaid the $877,207 and $80,352 that Virtual Cyber Systems owed to Mr. Palmer and Mr. Arnold, respectively. Notwithstanding that the transaction was not material to us, we engaged William Blair & Company, L.L.C., an investment banking firm, to render its opinion as to the fairness of the transaction, in light of the related-party nature of the transaction. Prior to executing the stock purchase agreement with Virtual Cyber Systems, we did receive such opinion to the effect that the amount of transaction consideration to be paid to Mr. Arnold and the option holders was fair, from a financial point of view, to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who own more than ten percent of our outstanding stock file with the Securities and Exchange Commission (and provide us with) certain reports relating to their ownership of shares of our securities.

To our knowledge, based solely on a review of the copies of these reports furnished to us for the fiscal year ended December 31, 2002 and written representations that other reports were not required, all Section 16(a) filing requirements applicable to our directors, executive officers, and greater than ten percent beneficial owners were complied with in 2002, except that: one report for Edward T. Haslam, our Senior Vice President, Chief Financial Officer and Treasurer, regarding one sale in May 2002 was inadvertently filed late; one report for Ronald V. Congemi, our Senior Vice President and President of Network Services, regarding two exercises and two sales in June 2002 was inadvertently filed late; one report for Bond R. Isaacson, one of our directors and our Co-Chief Executive Officer, regarding his initial statement of beneficial ownership in September 2002 was inadvertently filed late; one report for Arthur N. Seessel III, one of our directors, regarding one purchase made in December 2002 was inadvertently filed late; and one report for Douglas C. Alternbern, one of our directors, regarding one gift made in December 2002 was inadvertently filed late.

LITIGATION

The following table lists certain information with respect to the purported securities fraud class action lawsuit and the purported stockholder derivative actions pending as of March 24, 2003 against us and certain officers and certain directors of ours:

Name of Proceeding	Filing Date+	Type of Case
In re Concord EFS, Inc. Derivative Litigation	September 9, 2002*	Derivative

In re Concord EFS, Inc. Securities Litigation	September 6, 2002**	Securities Fraud

In re Concord EFS, Inc. Derivative Litigation	September 13, 2002**	Derivative

+	For consolidated matters, the filing date represents the date on which the first component case was filed.
*	Pending in Tennessee state court in Memphis (Circuit Court)
**	Pending in the United States District Court for the Western District of Tennessee

The lawsuits raise allegations relating to our financial performance between March 2001 and September 2002, changes in the price of our common stock during that time, alleged failures to disclose material facts, and alleged insider trading and breaches of fiduciary duties by certain officers and certain directors. The lawsuits seek unspecified compensatory and punitive damages, attorneys’ fees, and injunctive and other relief. Although these matters are in the preliminary stages, we believe that the claims against us and our directors and officers are without merit and intend to vigorously defend against all claims.

Three lawsuits similar to those listed above have been voluntarily dismissed. A securities fraud lawsuit filed by Colbert Birnet, LP on September 12, 2002 in the United States District Court for the Western District of Tennessee was voluntarily dismissed on November 21, 2002; a derivative lawsuit filed by Dan Miller on October 24, 2002 in Delaware state court in New Castle County (Chancery Court) was voluntarily dismissed on January 23, 2003; and a derivative lawsuit filed by Michael McClay on November 12, 2002 in Delaware state court in New Castle County (Chancery Court) was voluntarily dismissed on January 23, 2003.

Three purported class action complaints have been filed in Circuit and Chancery Courts in Shelby County Tennessee for the Thirtieth Judicial District at Memphis. On or about April 2, 2003, suit was filed by Barton O’Brien in Chancery Court; on or about April 3, 2003, Charles Reed filed in Circuit Court; and, on or about April 4, 2003, Coralyn Stransky filed in Circuit Court. The defendants in all of the actions are certain of our current and former officers and directors. In one of the actions (O’Brien), both Concord EFS, Inc. and First Data Corp. are also named as defendants.

Although the allegations in the three purported class actions are not identical, they all allege that the individual defendants breached their fiduciary duties and challenge the proposed sale of Concord EFS, Inc. to First Data Corp. on the basis that, as a result of the individual defendants’ conduct, Concord stockholders will not receive adequate value in the proposed sale. The Reed and Stransky complaints allege that the individual defendants have sought, through the proposed sale, to advance the individual defendants’ alleged interests in obtaining indemnification agreements related to the securities and other derivative litigation discussed above. The O’Brien complaint contains allegations regarding the individual defendants’ alleged insider trading and alleged violations of securities and other laws discussed above and alleges that this alleged misconduct reduced the consideration offered to Concord stockholders in the proposed merger between Concord EFS, Inc. and First Data Corp. All three complaints seek class certification, attorneys’ fees, expert fees, costs and other relief the court deems just and proper. In addition, the Reed and Stransky complaints seek injunctive relief directing the defendants’ conduct in connection with the proposed transaction or any auction of Concord, and a declaration that the Merger Agreement and agreements related thereto (including indemnification agreements) negotiated in connection with the sale to First Data Corp. are null and void. The O’Brien complaint seeks an order enjoining consummation of the merger, rescinding the merger if it is consummated and setting it aside or awarding rescissory damages to members of the putative class, and directing the defendants to account to the putative class members for unspecified damages. Although these matters are in the very preliminary stages, we believe that the claims in each of the suits are without merit, and we intend to vigorously contest these claims.

A purported class action complaint similar to the Reed and Stransky complaints described above was filed by Joe Perritt in the Circuit Court of Tennessee for the Thirtieth Judicial District at Memphis on or about March 24, 2003, and was voluntarily dismissed without prejudice by the plaintiff on or about April 2, 2003.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no matters which are likely to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice and referred to herein. If any other matter properly comes before the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be delivered to us on or before December 23, 2003. Any stockholder proposal to be considered at next year’s annual meeting, but not to be included in the proxy statement, must be submitted in writing by March 16, 2004 or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal.

The Corporate Governance & Nominating Committee will review all director nominees recommended by stockholders. Stockholders should submit recommendations for director nominees in writing to Office of the General Counsel, Concord EFS, Inc., 1100 Carr Road, Wilmington, Delaware 19809.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

We will pay all expenses incurred in connection with the solicitation of proxies. Following the initial solicitation of proxies by mail, our directors, officers, and regular employees may solicit proxies in person or by telephone, but without extra compensation. We will, upon request, reimburse the reasonable charges and expenses of brokerage firms or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold our stock.

ANNUAL REPORT ON FORM 10-K

We will deliver without charge to each of our stockholders, upon written request, a copy of our most recent Annual Report on Form 10-K. Requests for the Annual Report on Form 10-K should be directed to Investor Relations, Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133.

DETACH HERE

PROXY

CONCORD EFS, INC.

2525 Horizon Lake Drive, Suite 120

Memphis, Tennessee 38133

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Dan M. Palmer and Thomas J. Dowling, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Concord EFS, Inc. held by the undersigned on April 1, 2003 at the Annual Meeting of Stockholders to be held on Thursday, May 22, 2003 at Colonial Country Club, 2736 Countrywood Parkway, Memphis, Tennessee beginning at 9:30 a.m. local time or any adjournment or postponement thereof.

To elect directors to serve for the ensuing year;

Nominees:

(01) Douglas C. Altenbern, (02) J. Richard Buchignani, (03) Richard M. Harter, (04) Bond R. Isaacson, (05) Richard P. Kiphart, (06) Edward A. Labry III, (07) Jerry D. Mooney, (08) Dan M. Palmer, (09) Shirley C. Raines, (10) George F. Raymond, (11) Arthur N. Seessel III and (12) Paul L. Whittington.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person and state title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

CONCORD EFS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

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                        CONCORD EFS, INC.

					FOR	AGAINST	ABSTAIN
1. Election of Directors. (Please see reverse)				2. To require the Company to expense stock options, pursuant to stockholder proposal.	☐	☐	☐
FOR ALL NOMINEES	☐	☐	WITHHOLD FROM ALL NOMINEES	3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

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This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the action described in Item 1 and AGAINST the action described in Item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Mark box at right if an address change or comment has been noted on the        ☐

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Signature:                                           Date:                      Signature:                                                    Date: